CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated October 22, 2015, with respect to the financial statements of Wells Fargo Advantage Adjustable Rate Government Fund, one of the funds collectively referred to as the Wells Fargo Advantage Income Funds and comprising the Wells Fargo Funds Trust, as of August 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

December 24, 2015